Symetra Life Insurance Company [Mail to: PO Box 34690 | Seattle, WA 98124-1690 Overnight to: 777 108th Avenue NE, Suite 1200 | Bellevue, WA 98004-5135 Phone 1-800-796-3872 ]

WAIVER OF MONTHLY DEDUCTIONS RIDER

This Waiver of Monthly Deductions Rider (“Rider”) is a part of the Policy to which it is attached (“Policy”). In the event of a conflict between the terms of this Rider and the terms of the Policy, the terms of this Rider shall prevail.

This Rider is effective on the Issue Date or the effective date of reinstatement of the Policy to which it is attached.

Rider Benefit
When a claim under this Rider has been approved, We will waive monthly deductions for the Policy while the Insured is Totally Disabled. The requirements to make a claim under this Rider are described below.

Any waiver of monthly deductions does not guarantee that the Policy will remain in force. If the requirements of any type of no lapse guarantee provision have not been met, the Policy may terminate as described in the Policy. This Rider has no associated Policy Value, Surrender Value or Loan Amount of its own.

Key Definitions
•Total Disability or Totally Disabled: The Insured’s inability, due to bodily injury or disease, to perform substantially all of the duties of an occupation, subject to the following:
◦During the first full 24 months of total disability, the Insured is unable to perform the substantial and material duties of the Insured’s regular occupation due to sickness or bodily injury; and
◦After the first 24 months of total disability, the Insured, due to sickness or bodily injury, is unable to perform any of the substantial and material duties of the Insured’s occupation or any other occupation for which the Insured is reasonably suited by education, training, or experience.
•Notwithstanding anything to the contrary above, if any of the following occur, the requirement of Total Disability will be met:
•Total and permanent loss of the sight of both eyes; or
•Total and permanent loss of use of both hands or both feet.

Proof of Total Disability
In order to waive monthly deductions under this Rider, the following requirements must be met:

•Total Disability must continue for a consecutive period of six (6) months before We will approve a claim under this Rider.
•Total Disability must occur while this Rider is in force.
•We must receive Written Notice of proof of Total Disability in a form acceptable to us while the Insured is alive and Totally Disabled in the timeframe described below. Provided, however, the failure to provide Written Notice in the timeline described below will not invalidate the claim if the Owner can demonstrate that Written Notice was given as soon as reasonably possible.
•not later than one year after Total Disability began; and
•not later than one year after this Rider terminates.

We will not waive any monthly deductions due more than one year before receipt of proof of Total Disability.

Proof of Continued Total Disability
Before waiving any monthly deductions, We must receive Written Notice proving that the Total Disability has met all required conditions, including:
•Total Disability began prior to Attained Age 65; and
•Total Disability has existed, continuously, for at least 6 months.

During the first (24) months after We approved the claim for Total Disability, We will not require proof of continued Total Disability, more than once every 30 days. After (24) months, proof of continued Total Disability will not be required more often than once every 12 months. If the required proof is not provided, We will consider the Insured no longer Totally Disabled and no further monthly deductions will be waived. We also may require that the Insured
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[Symetra® is a registered service mark of Symetra Life Insurance Company.]

be examined once every 12 months by one of our medical examiners as part of any proof; any such examination will be at Our expense.

Exclusions
No monthly deductions will be waived under the Policy if Total Disability results from any of the following:

•Total Disability caused or contributed to by any attempt at suicide, or intentionally self-inflicted injury, while sane or insane;
•Total Disability caused or contributed to by active participation in a riot, insurrection or terrorist activity;
•Total Disability caused or contributed to by committing or attempting to commit a felony;
•Total Disability caused or materially contributed to by voluntary intake or use by any means of:
•Any drug, unless prescribed or administered by a physician and taken in accordance with the physician’s instructions; or
•Poison, gas or fumes, unless a direct result of an occupational accident;
•Total Disability occurring before Attained Age 5;
•Total Disability caused or contributed to by intoxication as defined by the jurisdiction where the disability occurred;
•Total Disability caused or materially contributed to by participation in an illegal occupation or activity; or
•Total Disability caused or contributed to by any condition disclosed in the application and explicitly excluded in a form attached to the Policy.

Operation of the Policy While Monthly Deductions Are Being Waived
Any monthly deductions which become due before We approve a claim made under this Rider will be deducted from the Policy Value, as described in the Policy. After We approve a claim made under this Rider, we will credit to the Policy Value any monthly deductions that became due after Total Disability began.

Monthly Deductions waived by Us will not be deducted from any Death Benefit paid.

While monthly deductions are being waived under this Rider, the following Policy Changes will no longer be allowed:
•Increases in the Specified Amount
•Accelerations of Specified Amount for any other Rider purposes
•Changes in the Death Benefit Option
•Additions of any riders
All other benefits included under the Policy and its other riders shall continue in force, subject to the investment performance of any separate account included as part of the Policy Value.

Time Period for Waiving Deductions
•If Total Disability begins before Attained Age 60:
◦We will waive monthly deductions due while Total Disability continues.
◦If the Insured continues to be Totally Disabled to the Policy Anniversary following the Insured attained age 65, We will waive all further monthly deductions due for the Insured under the Policy.
•If Total Disability begins on or after the Policy Anniversary following the Insured’s Attained Age 60 but before Attained Age 65:
◦ We will waive monthly deductions due during such Total Disability until the later of:
▪Attained Age 65; or
▪Expiry of 2 years from the beginning of such Total Disability (if this 2-year period extends beyond Attained Age 65).

Premiums
We will accept premium payments under the Policy while monthly deductions are being waived under this Rider.

If Total Disability occurs during a Grace Period, additional premium payments will be required to cover all outstanding deductions to avoid a lapse of the Policy before We approve a claim made under this Rider.

Rider Charge
The charge for this Rider is calculated on each Monthly Anniversary Day, and will equal to (1) multiplied by (2), where:
1.The factor(s) shown on the Rider Specifications page; and
2.Sum of the Policy’s monthly deductions.

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[Symetra® is a registered service mark of Symetra Life Insurance Company.]

The Rider Charges will cease upon:
•Policy termination
•Rider termination
•Date of Death of Insured

Incontestability
When permitted by law in the jurisdiction in which this Rider is delivered, in the absence of fraud in the procurement of the Rider and the Policy, and in the absence of the occurrence of Total Disability, the Company will not bring any legal action to contest the validity of this Rider after this Rider has been in force during the lifetime of the Insured for two years from the Issue Date or, if reinstated, for two years from the date of reinstatement.

Termination
This Rider will terminate on the earliest of any of the following:
•Insured’s Attained Age 65; however, this will not affect eligibility if Total Disability occurred before Attained Age 65;
•Surrender of the Policy;
•Lapse of the Policy;
•Continuation of the Policy as extended-term or paid-up insurance under the nonforfeiture provisions of the Policy or other riders;
•Increase in Specified Amount;
•Monthly Anniversary Day which follows our receipt of Written Notice to terminate this Rider;
•Termination of the Policy; or
•Insufficiency of the Policy Value to allow monthly deductions in accordance with the provisions of this Rider or the Policy.

    Symetra Life Insurance Company

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[Jacqueline Veneziani ]                 [Secretary]

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[Symetra® is a registered service mark of Symetra Life Insurance Company.]